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                                                                    EXHIBIT 99.1

         FOR RELEASE IMMEDIATELY OCTOBER 1, 1998

           COX COMMUNICATIONS COMPLETES LAS VEGAS
                  TRANSACTION

         ATLANTA - Cox Communications, Inc., announced today that it has completed its acquisition of Prime South Diversified, Inc. (PSDI), which operates a cable television system serving 319,000 residential customers in Las Vegas, Nev., and 105,000 hotel units in Las Vegas and other areas. The transaction is valued at $1.325 billion.

         Included in the transaction are Community Cable TV (CCTV), the cable television system serving Las Vegas; Hospitality Network, Inc., a provider of resort-hotel room video entertainment and interactive services in Las Vegas and other gaming cities domestically and internationally; a 33% interest in Las Vegas One, the market?s only 24 hour television news operation; and various ownership positions in other diversified PSDI investments. Cox is currently seeking approval from the Nevada Public Utility Commission to transfer from PSDI PrimeTel of Nevada, a provider of video, voice and data to multiple dwelling units (MDUs) and a 35% interest in NextLink Nevada, a facilities-based provider of commercial local and interexchange telecommunications services.

         Cox acquired the holdings from Prime Cable of Austin, Texas, and the Greenspun family of Las Vegas. The transaction was structured so that the Greenspun family, owner of the Las Vegas Sun, will continue as a partner with Cox in all PSDI businesses.

         The addition of Las Vegas solidifies Cox?s position as the premiere provider of advanced video, voice and data services in the Southwest, where Cox now serves 1.8 million customers and passes more than 3 million homes. Cox also owns and operates cable television systems in the region in San Diego, Orange County, Bakersfield and Santa Barbara, Calif., and Phoenix and Tucson, Ariz.

         The Las Vegas system serves the entire metropolitan area, and ranks among the 10 largest cable systems in the U.S. Operated from a single headend with some 4,000 miles of hybrid fiber-coax plant, a system upgrade is well under way to a 750MHz fiber rich platform and is expected to be two-thirds completed by year-end 1998.

         Daniels & Associates represented the sellers in this transaction.



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         Cox Communications, Inc. (NYSE:COX) is among the nation?s largest broadband communications companies, serving some 3.8 million customers. As a full service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high speed Internet access via Cox@Home; commercial voice and data services under the Cox Fibernet and Cox@Work brands; and advanced digital video programming services under the Cox Digital TV brand. Cox is an equity partner in Sprint PCS, the nation's first national wireless personal communications service (PCS); and is also an investor in numerous programming networks, including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

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